United States

Securities And Exchange Commission

Washington, DC 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2022

MILLER INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	001-14124	62-1566286
(State or Other Jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8503 Hilltop Drive, Ooltewah, Tennessee

37363

(Address of Principal Executive Offices)

(Zip Code)

(423) 238-4171

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	MLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Grant of Equity Awards to Officers Under the 2016 Stock Incentive Plan

On March 1, 2022, the Compensation Committee of the Board of Directors (the “Compensation Committee”) granted a total of 160,000 restricted stock units (RSU’s) to certain of its executive officers, which equity awards will vest evenly over a five-year period. The form of Restricted Stock Unit Award Agreement pursuant to which such RSU’s were granted is attached hereto as Exhibit 10.1.

The RSU’s were awarded and issued to the following executive officers in the corresponding amounts:

Name	Number of RSUs
William G. Miller II	60,000
Jeffrey I. Badgley	30,000
Deborah L. Whitmire	30,000
Frank Madonia	10,000
Josias W. Reyneke	10,000
Vincent J. Tiano	10,000
Jamison Linden	10,000

In conjunction with such grants, the Committee also adopted stock ownership guidelines which require that the RSU shares be held for at least five years after vesting. The guidelines also prohibit sales of shares at any time that an officer’s individualized target stock ownership levels have not been achieved (other than sales to satisfy taxes due as a result of the vesting of the awards).

Executive Officer Annual Cash Bonus Program

On March 1, 2022, the Compensation Committee adopted a new annual cash bonus program (the “Cash Bonus Program”) which combines the previous cash bonus program for the Company’s Co-Chief Executive Officers adopted in September 2018 and the cash bonus program for four other executive officers adopted in May 2021. The new Cash Bonus Program modified in an immaterial manner the formula for calculating the aggregate annual pool but continues to be structured in the same manner as the prior programs so that no bonus is earned until a pretax income hurdle is achieved, and the bonus percentage increases with incremental increases in pretax income. The new Program also revises future allocations of the aggregate bonus pool as reflected below. The executive officers of the Company participating in the Program are (i) William G. Miller II, President and Chief Executive Officer, (ii) Jeffrey I. Badgley, President of International and Military, (iii) Deborah L. Whitmire, Chief Financial Officer, (iv) Vince Tiano, Chief Revenue Officer, (v) Josias W. Reyneke, Chief Information Officer, and (vi) Jamison Linden, Chief Manufacturing Officer (collectively, the “Executives”).

The Cash Bonus Program for the Executives provides an annual bonus pool (the “Bonus Pool”) for each fiscal year if the Company’s income before income taxes (excluding any currency adjustments) (“Pretax Income”) exceeds $10 million for the most recently completed fiscal year in accordance with the following formula:

●	for Pretax Income in the applicable fiscal year of less than $10 million, no Executives shall be entitled to receive a bonus under the Cash Bonus Program;
●	for Pretax Income in the applicable fiscal year exceeding $10 million and up to $30 million, the Bonus Pool equals 2% of such Pretax Income from the first dollar;
●	for Pretax Income in the applicable fiscal year exceeding $30 million and up to $40 million, 4% of such incremental Pretax Income; and
●	for Pretax Income in the applicable fiscal year exceeding $40 million, 6% of such incremental Pretax Income.

The total Bonus Pool for each fiscal year calculated in this manner shall be allocated among the Executives for performance in the corresponding year as follows:

Officer	2022	2023	2024
William G. Miller II	30%	35%	37.5%
Jeffrey I. Badgley	20%	15%	12.5%
Deborah L. Whitmire	12.5%	12.5%	12.5%
Vincent J. Tiano	12.5%	12.5%	12.5%
Josias W. Reyneke	12.5%	12.5%	12.5%
Jamison Linden	12.5%	12.5%	12.5%

The Cash Bonus Program is first applicable to the cash bonuses payable in 2023 with respect to performance during 2022 and supersedes and replaces the cash bonus programs previously applicable to Executives with respect to performance during fiscal years prior to 2022. The Company retains the right to modify, amend or terminate the Cash Bonus Program at any time.

Election of Executive Officers

On March 7, 2022, the Board of Directors elected the following persons to the corresponding positions as executive officers of the Company until their successors are duly elected and have been qualified, or until their death, resignation, or removal.

Name	Officer
William G. Miller	Chairman of the Board
William G. Miller, II	President and Chief Executive Officer
Deborah L. Whitmire	Executive Vice President, Chief Financial Officer and Treasurer
Frank Madonia	Executive Vice President, Secretary and General Counsel
Jeffrey I. Badgley	President of International and Military
Jamison Linden	Vice President and Chief Manufacturing Officer
Josias W. Reyneke	Vice President and Chief Information Officer
Vincent J. Tiano	Vice President and Chief Revenue Officer

ITEM 9.01	Financial Statements and Exhibits

(d)Exhibits:

Exhibit No.	Exhibit Description
10.1	Form of Restricted Stock Unit Award Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Miller Industries, Inc. (Registrant)
	By:	/s/ Deborah L. Whitmire
Deborah L. Whitmire
Executive Vice President, Chief Financial Officer and Treasurer
Dated: March 7, 2022